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Exhibit 99.1

FOR IMMEDIATE RELEASE:	NEWS
November 6, 2002	Nasdaq -ACTT

ACT TELECONFERENCING PROVIDES UPDATED REVENUE TREND INFORMATION
FOR GLOBAL SERVICES PLATFORM

        DENVER—ACT Teleconferencing, Inc. (Nasdaq-ACTT), an independent worldwide provider of audio, video and web-based conferencing products and services today provided a revenue trend update for its global services platform.

        The Company said the sequential revenue growth rate on its global services platform was 69% for October 2002 compared to September 2002.

        The high growth rate was principally due to implementation of a large outsourcing agreement announced in August 2002 for a number of large-scale enterprise customers with high volume usage.

        Global services revenue grew from $295,000 per month in September 2002 to over $500,000 in October 2002 or $6 million in annualized revenues. Strong growth is expected to continue in November 2002.

        Revenue trends, estimates and projections for the global services platform for August 2002 to November 2002 are as follows:

	MONTHLY Revenues	REVENUES Annualized*	MONTHLY SEQUENTIAL Growth Rate
August 2002 (actual)	$261,000	$3,132,000	—
September 2002 (actual)	$295,000	$3,540,000	13%
October 2002 (estimate)	$500,000	$6,000,000	69%
November 2002 (projection)	$650,000	$7,800,000	30%

*
Monthly revenues X 12 months

About ACT Teleconferencing

        Established in 1990, ACT Teleconferencing, Inc. is a leading independent worldwide provider of audio, video and web-based conferencing products and services to corporations, educational organizations, and governments worldwide. ACT is the only conferencing company with integrated global audio and video conferencing platforms that provide uniform international services, uniform billing, and local language services. The Company's headquarters are located in Denver, Colorado, with operations in Australia, Belgium, Canada, France, Germany, Hong Kong, the Netherlands, Singapore, the U.K., and the U.S., and virtual locations in Japan, China, Taiwan, Indonesia, Spain, Sweden, Switzerland, Russia, Poland and South Africa. ACT's Internet address is www.acttel.com.

        Statements made in this news release that are not historical facts may be forward-looking statements. Actual results may differ materially from those projected in any forward-looking statement. Important factors that could cause actual results to differ materially from those anticipated by any forward-looking information include, but are not limited to, future economic conditions, competitive services and pricing, new competitor entry, financing, the delivery of services under existing contracts and other factors. For a more detailed description of the factors that could cause such a difference, please see ACT's filings with the Securities and Exchange Commission. ACT disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results of ACT.

# # #
CONTACTS:
ACT Teleconferencing, Inc.
Liza Kaiser, IR/Corporate Communications Manager
Ph: 303/235-9000
E-mail: lkaiser@corp.acttel.com

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  Exhibit 99.1